EXHIBIT 10.3

MANAGEMENT AGREEMENT
by and between
Starwood Property Trust, Inc.
and
SPT Management, LLC
Dated as of August 17, 2009

MANAGEMENT AGREEMENT, dated as of August 17, 2009, by and between Starwood Property Trust, Inc., a Maryland corporation (the “Company”), and SPT Management, LLC, a Delaware limited liability company (the “Manager”).
W I T N E S S E T H:
WHEREAS, the Company is a newly formed corporation which intends to invest in Target Assets (as defined below) and intends to qualify as a real estate investment trust for federal income tax purposes and will elect to receive the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Company desires to retain the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth herein and the Manager wishes to be retained to provide such services.
NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:
Section 1. Definitions.
(a) The following terms shall have the meanings set forth in this Section 1(a):
“Additional Underwriting Discount” means (i) the Manager Conditional Payment, plus (ii) the Conditional Payments as defined in Section 2(d) of the IPO Underwriting Agreement, in each case to the extent paid by the Company.
“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.
“Agreement” means this Management Agreement, as amended, supplemented or otherwise modified from time to time.
“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
“Base Management Fee” means the base management fee, calculated and payable quarterly in arrears, in an amount equal to one-fourth of 1.50% of the Company’s Equity.
“Board” means the board of directors of the Company.
“Board Investment Committee” means a committee consisting solely of members of the Board formed for the primary purpose of (1) periodically reviewing the Company’s investments and (2) pursuant to the Investment Guidelines, approving certain investments proposed to be made by the Company.
“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Claim” has the meaning set forth in Section 8(c) hereof.
“Closing Date” means the date of closing of the Initial Public Offering.
“Code” has the meaning set forth in the Recitals.
“Co-Investment and Allocation Agreement” refers to the co-investment and allocation agreement, dated August 17, 2009, by and among the Company, the Manager, and Starwood Capital Group Global, L.P.
“Common Stock” means the common stock, par value $0.01, of the Company.

“Company” has the meaning set forth in the Recitals.
“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.
“Conditional Payment Period” has the meaning set forth in Section 6(i) hereof.
“Conduct Policies” has the meaning set forth in Section 2(l) hereof.
“Confidential Information” has the meaning set forth in Section 5 hereof.
“Core Earnings” means the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the Incentive Compensation, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between the Manager and the Independent Directors and approved by a majority of the Independent Directors.
For the avoidance of doubt, the exclusion of depreciation and amortization from the calculation of Core Earnings shall only apply to Target Assets consisting of debt investments related to real estate to the extent that the Company forecloses upon the property or properties underlying such debt investments.
“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.
“Equity” means (a) the sum of (1) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus (2) the Company’s retained earnings at the end of the most recently completed calendar quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Company or any of its Subsidiaries has paid to repurchase the Company’s Common Stock since inception. Equity excludes (1) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

“Equity Incentive Plans” means the equity incentive plans adopted by the Company to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including the Manager and Affiliates and personnel of the Manager and its Affiliates, and any joint venture affiliates of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.
“Incentive Compensation” means the incentive management fee calculated and payable with respect to each calendar quarter (or part thereof that this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) 20% and (b) the difference between (i) Core Earnings of the Company for the previous 12-month period, and (ii) the product of (A) the weighted average of the issue price per share of the Common Stock of all of the Company’s public offerings of Common Stock multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock, restricted stock units or any shares of Common Stock underlying other awards granted under one or more of the Company’s Equity Incentive Plans) in the previous 12-month period, and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no Incentive Compensation shall be payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters is greater than zero.
For purposes of calculating the Incentive Compensation prior to the completion of a 12-month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.
For the avoidance of doubt, the Company’s payment of the Additional Underwriting Discount shall not be an expense of the Company pursuant to GAAP and therefore, shall not affect the calculation of the Incentive Compensation (or the calculation of Core Earnings for purposes of the Incentive Compensation).

If the Effective Termination Date does not correspond to the end of a calendar quarter, the Manager’s Incentive Compensation shall be calculated for the period beginning on the day after the end of the calendar quarter immediately preceding the Effective Termination Date and ending on the Effective Termination Date, which Incentive Compensation shall be calculated using Core Earnings for the 12-month period ending on the Effective Termination Date.
“Indemnified Party” has the meaning set forth in Section 8(b) hereof.
“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Instruments and the rules of the NYSE or such other securities exchange on which the shares of Common Stock are listed.
“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-159754).
“Initial Term” has the meaning set forth in Section 10(a) hereof.
“Investment Advisory Agreement” means an agreement between the Manager and Starwood Capital Group Management, LLC, a Connecticut limited liability company, as may be amended from time to time, whereby the latter agrees to provide the Manager with the personnel, services and resources necessary for the Manager to perform its obligations and responsibilities under this Agreement in exchange for certain fees payable by the Manager.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Guidelines” means the investment guidelines approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Directors) and the Manager Investment Committee.
“IPO Underwriting Agreement” means the Underwriting Agreement, dated August 11, 2009, by and among the Company, the Manager and the underwriters of the Initial Public Offering.
“Last Appraiser” has the meaning set forth in Section 6(g) hereof.

“Legacy Loan PPIF” means a public-private investment fund established under the PPIP’s Legacy Loan Program.
“Legacy Securities PPIF” means a public-private investment fund established under the PPIP’s Legacy Securities Program.
“Losses” has the meaning set forth in Section 8(a) hereof.
“Manager” has the meaning set forth in the Recitals.
“Manager Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than fifty percent (50%) of the combined voting power of the Manager’s then outstanding equity interests, or (ii) power to direct or control the management policies of the Manager, whether through the ownership of beneficial equity interests, common directors or officers, by contract or otherwise. Manager Change of Control shall not include (i) public offerings of the equity interests of the Manager, or (ii) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.
“Manager Conditional Payment” has the meaning set forth in Section 6(i) hereof.
“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.
“Manager Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of employees of the Manager and its Affiliates and may change from time to time.
“Manager Offering Payments” has the meaning set forth in Section 6(i) hereof.
“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.
“Near Term Loan-to-Own Investment” means any Target Asset which, at the time of its origination or acquisition, the originator or acquiror had the intent and/or expectation of foreclosing on, or otherwise acquiring, the real property securing such Target Asset within 18 months of its origination or acquisition of such Target Asset.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.
“NYSE” means The New York Stock Exchange.
“Performance Hurdle Rate” has the meaning set forth in Section 6(i) hereof.
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
“PPIP” means the U.S. Treasury’s Public-Private Investment Program.
“Regulation FD” means Regulation FD as promulgated by the SEC.
“REIT” means a “real estate investment trust” as defined under the Code.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means (i) any subsidiary of the Company, (ii) any partnership the general partner of which is the Company or any subsidiary of the Company, and (iii) any limited liability company the managing member of which is the Company or any subsidiary of the Company.
“Target Assets” means the types of assets described under “Business— Our Target Assets” in the Company’s prospectus dated August 11, 2009, relating to the Initial Public Offering, excluding any Near Term Loan-to-Own Investments, subject to, and including any changes to the Company’s Investment Guidelines that may be approved by the Manager and the Company from time to time.
“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Base Management Fee, and (ii) average annual Incentive Compensation, in each case earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.
“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.
“Valuation Notice” has the meaning set forth in Section 6(g) hereof.
(b) As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.
(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”
Section 2. Appointment and Duties of the Manager.
(a) The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the further terms and conditions set forth in this Agreement and to the supervision of, and such further limitations or parameters as may be imposed from time to time by, the Board. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.
(b) The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing the Company’s business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board, of the Investment Guidelines, including, but not limited to the Company’s investment strategy in the Target Assets. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Assets may only be recommended by our Manager and shall require the approval of the Board and the Manager. The Company also acknowledges that, until the expiration or earlier termination of the exclusivity and/or co-investment provisions of the SOF VIII Partnership and the Hotel II Partnership (as each such term defined in the Co-Investment and Allocation Agreement) the Manager would not be able to, and there is no expectation by the Company that the Manager could, recommend or agree to expand the type of the Target Assets in which the Company may invest to include equity investments in real estate or Near Term Loan-to-Own Investments.

(c) The Manager will be responsible for the day-to-day operations of the Company (which, for purposes of the Manager’s responsibilities in this Agreement, includes its Subsidiaries) and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:
(i) forming the Manager Investment Committee, which will have the following responsibilities: (A) proposing modifications to the Investment Guidelines to the Board, (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines on a quarterly basis, (C) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a quarterly basis, and (D) conducting or overseeing the provision of the services set forth in this Section 2;
(ii) serving as the Company’s consultant with respect to the periodic review of the Investment Guidelines and other parameters for the Company’s investments, financing activities and operations, any modification to which will be approved by a majority of the Independent Directors;
(iii) investigating, analyzing and selecting possible investment opportunities and acquiring, financing, retaining, selling, restructuring or disposing of investments consistent with the Investment Guidelines;
(iv) with respect to prospective purchases, sales or exchanges of investments, conducting negotiations on the Company’s behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;
(v) negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and other agreements and instruments required for the Company to conduct the Company’s business;
(vi) engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s operations or investments (or potential investments);

(vii) advising the Company on, preparing, negotiating and entering into, on the Company’s behalf, applications and agreements relating to programs established by the U.S. Government;
(viii) coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;
(ix) providing executive and administrative personnel, office space and office services required in rendering services to the Company;
(x) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including, without limitation, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(xi) communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
(xii) counseling the Company in connection with policy decisions to be made by the Board;
(xiii) evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and with the Investment Guidelines;
(xiv) counseling the Company regarding the maintenance of the Company’s qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xv) counseling the Company regarding the maintenance of the Company’s exemption from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from such status;
(xvi) furnishing reports and statistical and economic research to the Company regarding the Company’s activities and services performed for the Company by the Manager;
(xvii) monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xviii) investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s stockholders and partners) and advising the Company as to the Company’s capital structure and capital raising;
(xix) causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, taxable REIT subsidiaries, and to conduct quarterly compliance reviews with respect thereto;
(xx) assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xxi) assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE;
(xxii) assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders to the extent required by the provisions of the Code applicable to REITs;

(xxiii) placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);
(xxiv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board;
(xxv) using commercially reasonable efforts to cause expenses incurred by the Company or the Company’s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;
(xxvi) advising the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
(xxvii) serving as the Company’s consultant with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s investments;
(xxviii) providing the Company with portfolio management;
(xxix) arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business;
(xxx) performing such other services as may be required from time to time for management and other activities relating to the Company’s assets and business as the Board shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
(xxxi) using commercially reasonable efforts to cause the Company to comply with all applicable laws.

(d) The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.
(e) The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity excluded from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the applicable Governing Instruments. If the Manager is ordered to take any action by the Board, the Manager shall promptly notify the Board if it is the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.
(f) The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, the NYSE’s Listed Company Manual, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company.
(g) As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any reports and other information relating to any proposed or consummated investment as may be reasonably requested by the Company.
(i) The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.

(ii) The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board.
(h) Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments, by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and President or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.
(i) The Manager, at its sole cost and expense, shall provide personnel for service on the Manager Investment Committee.
(j) The Manager, at its sole cost and expense, shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement.
(k) The Manager, at its sole cost and expense, shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE and as otherwise reasonably requested by the Company or its Board from time to time.
(l) The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading (collectively, the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.

Section 3. Additional Activities of the Manager; Non-Solicitation; Restrictions.
(a) Except as provided in the last sentence of this Section 3(a), the Co-Investment and Allocation Agreement and/or the Investment Guidelines, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others. The Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.
(b) In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Manager shall be entitled to equitable relief for any violation of this Section 3(b) by the Company, including, without limitation, injunctive relief.
Section 4. Bank Accounts. At the direction of the Board, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 5. Records; Confidentiality.
The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Agreement shall survive the expiration or earlier termination of this Agreement for a period of one year.
Section 6. Compensation.
(a) For the services rendered under this Agreement, the Company shall pay the Base Management Fee and the Incentive Compensation to the Manager. The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to Section 7 hereof.

(b) The parties acknowledge that the Base Management Fee is intended to compensate the Manager for the costs and expenses it will incur pursuant to the Investment Advisory Agreement, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement. The fee paid by the Manager under the Investment Advisory Agreement shall not constitute an expense reimbursable by the Company under this Agreement or otherwise.
(c) The Base Management Fee shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which this Agreement is executed. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Base Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each calendar quarter. The Company shall pay the Manager each installment of the Base Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.
(d) The Incentive Compensation shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is executed. The Manager shall compute each quarterly installment of the Incentive Compensation within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations.
(e) Each installment of the Incentive Compensation shall be payable as follows:
(i) fifty percent (50%) of the Incentive Compensation will be payable in shares of Common Stock; provided, however, the percentage of the Incentive Compensation payable in shares of Common Stock is subject to the following: (1) the ownership of such shares by the Manager does not violate the limit on ownership of Common Stock set forth in the Company’s Governing Instruments, after giving effect to any waiver from such limit that the Board may grant to the Manager in the future and (2) the Company’s issuance of such shares to the Manager complies with all applicable restrictions under U.S. federal securities laws and the rules of the NYSE; and
(ii) the remainder will be payable in cash.

(f) The number of shares of Common Stock payable as the Incentive Compensation to be issued to the Manager will be equal to the dollar amount of the portion of the quarterly installment of the Incentive Compensation payable in shares of Common Stock divided by a value determined as follows:
(i) if the Common Stock is traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the Common Stock on such exchange on the five Business Days prior to the date on which the quarterly installment of the Incentive Compensation is paid;
(ii) if the Common Stock is not traded on a securities exchange but is actively traded over-the-counter, the value shall be deemed to be the average of the closing bids or sales prices, as applicable, on the five Business Days prior to the date on which the quarterly installment of the Incentive Compensation is paid; and
(iii) if the Common Stock is neither traded on a securities exchange nor actively traded over-the-counter, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board (including a majority of the Independent Directors) of the Company.
(g) If at any time the Manager shall, in connection with a determination of the value of the Common Stock made by the Board pursuant to Section 6(f)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Independent Directors and the Manager within ten (10) Business Days after the Manager provides written notice to the Company of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of recognized standing selected jointly by the Independent Directors and the Manager within not more than twenty (20) days after the Valuation Notice. In the event the Independent Directors and the Manager cannot agree with respect to such selection within the aforesaid twenty (20) day time-frame, the Independent Directors shall select one such independent appraiser and the Manager shall select one independent appraiser within five (5) Business Days after the expiration of the twenty (20) day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board and the Manager and shall be delivered to the Manager and the Board within not more than fifteen (15) days after the selection of the Last Appraiser. The expenses of the appraisal shall be paid by the party with the estimate which deviated the furthest from the final valuation decision made by the independent appraisers.

(h) The Manager agrees to reduce the Base Management Fee and Incentive Compensation (but not below zero), in respect of any equity investment the Company or its Subsidiaries may decide to make in any Legacy Securities PPIF or Legacy Loan PPIF managed by the Manager or any of its Affiliates, by the amount of the fees payable to the Manager or any of its Affiliates under the Legacy Securities PPIF or Legacy Loan PPIF (the “PPIF Management Fee”) with regard to such equity investment. Each installment of a PPIF Management Fee paid by the Company will first be applied to reduce the amount of the next quarterly installment of the Base Management Fee otherwise payable to the Manager and then the quarterly installment of the Incentive Compensation otherwise payable at such time, if any. Any excess will be applied to reduce the next quarterly installment of the Base Management Fee and the Incentive Compensation in the same manner until the Company has received full credit for the PPIF Management Fee that is paid.
(i) The Company acknowledges the obligation of the Manager to pay to the underwriters of the Initial Public Offering the Manager Offering Payments as defined in and pursuant to Section 2 of the IPO Underwriting Agreement.
(i) The Company agrees to reimburse the Manager an amount (the “Manager Conditional Payment”) equal to the Manager Offering Payments if during any full four calendar quarter period during the 24 full calendar quarters after the Closing Date (the “Conditional Payment Period”), the Company’s Core Earnings for such four-quarter period exceeds the product of: (1) the weighted average of the issue price per share of Common Stock of all of the Company’s public offerings of Common Stock (including the Initial Public Offering) multiplied by the weighted average number of shares of Common Stock outstanding (including, for the avoidance of doubt, any restricted shares of Common Stock, restricted stock units or any shares of Common Stock underlying other awards granted under one or more of the Company’s Equity Incentive Plans) in the four-quarter period; and (2) 8% (such product of (1) and (2), the “Performance Hurdle Rate”).
(ii) During the Conditional Payment Period if the Manager Conditional Payment has not been made, the Manager shall compute Core Earnings for each full four-quarter period within forty five (45) days after the end of each calendar quarter and shall promptly deliver such computation and the calculation of the Performance Hurdle Rate to the Board. In the event that the Performance Hurdle Rate has been met, the Company shall pay the Manager Conditional Payment in cash to the Manager no later than the date which is five (5) Business Days after the date of delivery to the Board of the applicable computation of Core Earnings and the calculation of the Performance Hurdle Rate.
(iii) In the event the Termination Fee is payable to the Manager prior to the end of the Conditional Payment Period and the Manager Conditional Payment has not been paid, the Company shall pay the Manager Conditional Payment in cash to the Manager on the same date as the payment of the Termination Fee in reimbursement of the Manager’s payment of the Manager Offering Payments, irrespective of whether the Performance Hurdle Rate has been met.

Section 7. Expenses of the Company.
(a) The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement or to the Manager pursuant to the Investment Advisory Agreement (including, without limitation, each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Manager or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.
(b) The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:
(i) expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of the investments of the Company and its Subsidiaries;
(ii) costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Company by providers retained by the Manager (including, but not limited to, Rinaldi, Finkelstein & Franklin, LLC) or, if provided by the Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
(iii) the compensation and expenses of the Company’s directors and the cost of liability insurance to indemnify the Company’s directors and officers;
(iv) costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing arrangements, or other indebtedness of the Company (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s securities offerings;

(v) expenses connected with communications to holders of the Company’s securities or of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company’s stockholders and proxy materials with respect to any meeting of the Company’s stockholders;
(vi) costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;
(vii) expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s securitizations or any of the Company’s securities offerings;
(viii) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
(ix) compensation and expenses of the Company’s custodian and transfer agent, if any;
(x) the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;
(xi) all taxes and license fees;
(xii) all insurance costs incurred in connection with the operation of the Company’s business except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;
(xiii) costs and expenses incurred in contracting with third parties;

(xiv) all other costs and expenses relating to the Company’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
(xv) expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company and its Subsidiaries separate from the office or offices of the Manager;
(xvi) expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Company’s securities or of the Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;
(xvii) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and
(xviii) all other expenses actually incurred by the Manager (except as otherwise specified herein) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.
(c) Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8. Limits of the Manager’s Responsibility.
(a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates, will not be liable to the Company, any Subsidiary, the Board, the Company’s stockholders or any Subsidiary’s stockholders or partners for any acts or omissions by the Manager or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, the Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process or in the trade process.
(b) The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.
(c) In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.
(d) The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
Section 9. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
Section 10. Term; Renewal; Termination Without Cause.
(a) This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Closing Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.
(b) Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon 180 days’ prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds of the Independent Directors that (1) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Base Management Fee and Incentive Compensation payable to the Manager are not fair, subject to Section 10(c) below. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c) Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that two thirds of the Independent Directors have determined that the Base Management Fee or the Incentive Compensation payable to the Manager is unfair, the Company shall not have the foregoing nonrenewal right in the event the Manager agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two thirds of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Base Management Fee and/or the Incentive Compensation, by delivering to the Company, not less than 120 days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Management Fee and/or the Incentive Compensation. Thereupon, the Company and the Manager shall endeavor to negotiate the Base Management Fee and/or the Incentive Compensation in good faith. Provided that the Company and the Manager agree to a revised Base Management Fee, Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Management Fee, the Incentive Compensation or other compensation structure shall be the revised Base Management Fee, Incentive Compensation or other compensation structure as then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Base Management Fee, Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Base Management Fee, Incentive Compensation, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.
(d) No later than 180 days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Manager the Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(d).
(e) Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7, Section 8 and Section 14 of this Agreement.
(f) The Manager shall cooperate with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager.

Section 11. Assignments.
(a) Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, without the approval of the Company’s Independent Directors, (i) assign this Agreement to an Affiliate of the Manager, conditioned on such Affiliate becoming a party to, or becoming subject to the rights and obligations of, the Co-Investment and Allocation Agreement and Investment Advisory Agreement and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as assignment or delegation does not require the Company’s approval under the Investment Company Act (but if such approval is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.
(b) Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
Section 12. Termination for Cause.
(a) The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, if (i) the Manager, its agents or its assignees breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 45 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice), (ii) there is a commencement of any proceeding relating to the Manager’s Bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) any Manager Change of Control which a majority of the Independent Directors determines is materially detrimental to the Company and its Subsidiaries taken as a whole, (iv) the dissolution of the Manager, or (v) the Manager commits fraud against the Company, misappropriates or embezzles funds of the Company, or acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (v) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions or omissions within 30 days of the Manager actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement pursuant to this Section 12(a)(v).

(b) The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).
(c) The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.
Section 13. Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to section 12(b) hereof or not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Manager shall forthwith:
(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries; and
(c) deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager.

Section 14. Release of Money or Other Property Upon Written Request.
The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request. Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board, or the Company’s stockholders or partners for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Manager, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.
Section 15. Representations and Warranties.
(a) The Company hereby represents and warrants to the Manager as follows:
(i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.
(ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
(b) The Manager hereby represents and warrants to the Company as follows:
(i) The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.
(ii) The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
Section 16. Miscellaneous.
(a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Ellis F. Rinaldi, Esq.
Fax: (203) 422-7873

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: David J. Goldschmidt, Esq.
Fax: (212) 735-2000

The Manager:	SPT Management, LLC
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Ellis F. Rinaldi, Esq.
Fax: (203) 422-7873

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: David J. Goldschmidt, Esq.
Fax: (212) 735-2000

(b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.
(c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
(d) Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.
(e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.
(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.
(h) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(i) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.
(j) Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
(k) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(l) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

Starwood Property Trust, Inc.
By:	/s/ Ellis F. Rinaldi
	Name:	Ellis F. Rinaldi
	Title:	Secretary

SPT Management, LLC
By:	/s/ Ellis F. Rinaldi
	Name:	Ellis F. Rinaldi
	Title:	Secretary

Exhibit A
Investment Guidelines
1. No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.
2. No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.
3. The Company’s investments shall be in the Target Assets.
4. Not more than 25% of Equity will be invested in any individual asset, including any equity investment by the Company in any Legacy Loans PPIF or Legacy Securities PPIF without the consent of a majority of the Independent Directors.
5. Until appropriate investments in the Target Assets are identified, the Manager may invest the proceeds of the Initial Public Offering and any future offerings of the Company’s securities for cash in interest-bearing, short-term investments, including AAA-rated CMBS (as defined in the Company’s prospectus, dated August 11, 2009, relating to the Initial Public Offering), Agency RMBS ( as defined in the Company’s prospectus, dated August 11, 2009, relating to the Initial Public Offering), money market accounts and/or funds, subject to the requirements for the Company’s qualification as a REIT under the Code.
6. Any investment by the Company of up to $25 million requires the approval of the Company’s Chief Executive Officer. Any investment in excess of $25 million but less than or equal to $75 million requires the approval of the Manager Investment Committee. Any investment in excess of $75 million but less than or equal to $150 million requires the approval of the Board Investment Committee and the Manager Investment Committee. Any investment in excess of $150 million requires the approval of the Board.
These Investment Guidelines may be amended, restated, modified, supplemented or waived by the Board (which must include a majority of the Independent Directors) without the approval of the Company’s stockholders.